EXHIBIT 99.1
RELEASE 7:00AM – JULY 25, 2007

CONTACT:	Susan Munhall, Investor Relations
Hudson City Bancorp, Inc.
West 80 Century Road, Paramus, New Jersey 07652
TELEPHONE:	(201) 967-8290
E-MAIL:	smunhall@hcsbnj.com
HUDSON CITY BANCORP, INC. REPORTS
SECOND QUARTER EPS UP 7.7%
QUARTERLY CASH DIVIDEND INCREASED TO $0.085 PER SHARE
Paramus, New Jersey, July 25, 2007 — Hudson City Bancorp, Inc. (NASDAQ: HCBK), the holding company for Hudson City Savings Bank, reported today that net income for the second quarter of 2007 was $72.7 million as compared to $73.2 million for the second quarter of 2006. Diluted earnings per share was $0.14 for the second quarter of 2007 as compared to $0.13 for the 2006 quarter. For the six months ended June 30, 2007, net income amounted to $143.9 million as compared to $148.4 million for the same period in 2006. Diluted earnings per share was $0.28 for the six months ended June 30, 2007 as compared to $0.27 for the same period in 2006. The Company also announced that the Board of Directors increased the quarterly cash dividend to $0.085 per share. The cash dividend is payable on September 5, 2007 to stockholders of record at the close of business on August 10, 2007.
Ronald E. Hermance, Jr., Chairman, President and Chief Executive Officer, commented, “We are pleased to report an increase in diluted earnings per share to $0.14 for the second quarter of 2007. We have been able to grow earnings per share by remaining focused on our traditional thrift business model which we believe works very well for Hudson City as well as continuing with our stock repurchase program. We are disciplined in actively managing our operating expenses and maintaining high asset quality as we grow the balance sheet. Our efficiency ratio continues to be industry leading and our asset quality remains very high. This allows us to operate at lower margins, grow the franchise and increase net interest income even during an unfavorable interest rate cycle such as we have been experiencing for the past two years. We have not had our earnings affected by the ongoing sub-prime market issues as we do not originate or purchase sub-prime loans, loans with high loan-to-value ratios, negative amortization loans or option ARM loans. Our conservative underwriting standards have resulted in cumulative net charge-offs of $557,000 over the past 10 years.”
Mr. Hermance continued, “For the first six months of 2007, our assets grew by an annualized 24% which parallels our average growth of 21% for the last 8 years. This growth strategy positions us well for the future and adds to our already strong franchise value. With the shape of the yield curve and a common stock that we feel is attractively priced, we took the opportunity to repurchase 26,828,954 shares of our stock during the first six months of 2007. Due to our increased per share earnings, we are able to increase our dividend to $0.085 per share as part of our continuing commitment to our shareholders. Also, we opened four new branches during the quarter increasing our total footprint to 115 branches with three more to follow this summer.”
Financial highlights for the second quarter of 2007 are as follows:
•	Basic and diluted earnings per common share were both $0.14 for the second quarter of 2007 as compared to $0.14 and $0.13, respectively for the second quarter of 2006. Basic and diluted earnings per common share were both $0.28 for the first six months of 2007 and $0.27 for the same period in 2006.

•	The Board of Directors declared a quarterly cash dividend of $0.085 per common share payable on September 5, 2007 to stockholders of record at the close of business on August 10, 2007.

•	Net income amounted to $72.7 million for the second quarter of 2007, as compared to $73.2 million for the second quarter of 2006. For the six months ended June 30, 2007, net income amounted to $143.9 million as compared to $148.4 million for the 2006 period.

•	Net interest income increased 2.7% to $157.7 million for the second quarter of 2007 and 0.9% to $314.1 million for the six months ended June 30, 2007.

•	Our annualized return on average stockholders’ equity and annualized return on average assets for the second quarter of 2007 were 6.06% and 0.75%, respectively. Our annualized return on average stockholders’ equity and annualized return on average assets for the six months ended June 30, 2007 were 5.93% and 0.77%.

•	Our net interest rate margin and net interest rate spread were 1.65% and 1.10%, respectively, for the second quarter of 2007 and 1.67% and 1.10%, respectively, for the first six months of 2007.

•	Our efficiency ratio was 25.62% for the second quarter of 2007 and 25.82% for the first six months of 2007.

•	Net loans increased $2.82 billion to $21.89 billion at June 30, 2007 from $19.07 billion at December 31, 2006.

•	Deposits increased $774.9 million to $14.19 billion at June 30, 2007 from $13.42 billion at December 31, 2006.

•	Borrowed funds increased $3.70 billion to $20.67 billion at June 30, 2007 from $16.97 billion at December 31, 2006.

•	We repurchased 26,828,954 shares of our common stock during the first six months of 2007 at a total cost of $357.6 million.

•	We opened four new branches during the second quarter in Monroe, Connecticut; in White Plains, New York; and in Old Bridge and Kendall Park in New Jersey. In July 2007 we opened a branch in Fairfield, Connecticut.
Statement of Financial Condition Summary
Total assets increased $4.18 billion, or 11.8%, to $39.69 billion at June 30, 2007 from $35.51 billion at December 31, 2006. The increase in total assets reflected a $2.82 billion increase in loans and a $1.77 billion increase in total mortgage-backed securities.
The increase in loans reflected our continued loan purchase activity as well as our focus on the origination of one- to four-family first mortgage loans in New Jersey, New York and Connecticut. For the first six months of 2007, we purchased first mortgage loans of $2.37 billion and originated first mortgage loans of $1.36 billion, compared to purchases of $1.49 billion and originations of $1.18 billion for the comparable period in 2006. The purchase of mortgage loans during the first six months of 2007 allowed us to continue to grow and geographically diversify our mortgage loan portfolio at a relatively low overhead cost while maintaining our traditional thrift business model.
The increase in total mortgage-backed securities reflected purchases of approximately $2.74 billion, approximately 98% of which were variable-rate instruments (adjustable annually) or hybrid instruments (adjustable annually after fixed periods of three to seven years).
Total liabilities increased $4.46 billion, or 14.6%, to $35.04 billion at June 30, 2007 from $30.58 billion at December 31, 2006. The increase in total liabilities primarily reflected a $3.70 billion increase in borrowed funds and a $774.9 million increase in deposits. The increase in borrowed funds was the result of $6.0 billion of new borrowings at a weighted-average rate of 4.36%, partially offset by repayments of $2.31 billion with a weighted average rate of 3.78%. The new borrowings have final maturities of ten years and initial reprice dates ranging from one to three years. The increase in total deposits reflected a $794.5 million increase in our time deposits and a $224.5 million increase in our money market checking accounts. These increases were partially offset by a $305.1 million decrease in our interest-bearing transaction accounts, due primarily to customers shifting deposits to short-term time deposits.
Total stockholders’ equity decreased $277.1 million to $4.65 billion at June 30, 2007 from $4.93 billion at December 31, 2006. The decrease was primarily due to repurchases of 26,828,954 shares of our outstanding common stock at an aggregate cost of $357.6 million and cash dividends paid to common stockholders of $82.4 million. These decreases to stockholders’ equity were partially offset by net income of $143.9 million for the six months ended June 30, 2007. As of June 30, 2007, 17.5 million shares may be repurchased under our existing stock repurchase programs. At June 30, 2007, our stockholders’ equity to asset ratio was 11.72% and our tangible book value per share was $9.06.
Statement of Income Summary
Net interest income increased $4.1 million, or 2.7%, to $157.7 million for the second quarter of 2007 as compared to $153.6 million for the second quarter of 2006. Net interest income increased $2.8 million, or 0.9%, to $314.1 million for the six months ended June 30, 2007 compared to $311.3 million for the corresponding period in 2006. Our net interest margin decreased 38 basis points to 1.65% and our net interest rate spread decreased 26 basis points to 1.10%, when comparing the second quarter of 2007 with the corresponding period in 2006. Our net interest margin decreased 42 basis points to 1.67% and our net interest rate spread decreased 31 basis points to 1.10%, during the first six months of 2007 as compared to the same period in 2006.
During the second quarter of 2007, long-term rates, in particular the 10-year bond, increased while short-term rates decreased, resulting in a return to a slightly positively sloped yield curve. However, competitive pricing pressures continued to affect deposit pricing and the increase in longer-term interest rates have increased the cost of our borrowings which were primarily used to fund our mortgage loan production. The average yields earned on our interest-earning assets have also increased, but at a slower pace than the increase in the cost of interest-bearing liabilities. Historically, fixed-rate mortgage loan rates follow the same trends as the 5- and 10-year U.S. Treasury rates.
Total interest and dividend income for the three months ended June 30, 2007 increased $127.4 million, or 33.2%, to $511.5 million as compared to $384.1 million for the three months ended June 30, 2006. The increase in total interest and dividend income was primarily due to a $7.72 billion, or 25.6%, increase in the average balance of total interest-earning assets to $37.92 billion for the second quarter of 2007 as compared to $30.20 billion for the second quarter of 2006. The increase in interest and dividend income was also partially due to an increase of 31 basis points in the annualized weighted-average yield on total interest-earning assets to 5.40% for the three month period ended June 30, 2007 from 5.09% for the comparable period in 2006.
Total interest and dividend income for the six months ended June 30, 2007 increased $247.3 million, or 33.2%, to $991.1 million as compared to $743.8 million for the six months ended June 30, 2006. The increase in total interest and dividend income was primarily due to a $7.49 billion, or 25.5%, increase in the average balance of total interest-earning assets to $36.87 billion for the six months ended June 30, 2007 as compared to $29.38 billion for the corresponding period in 2006. The increase in interest and dividend income was also partially due to an increase of 32 basis points in the annualized weighted-average yield on total interest-earning assets to 5.38% for the six months ended June 30, 2007 from 5.06% for the comparable period in 2006.
Interest and fees on mortgage loans increased $66.2 million to $289.8 million for the second quarter of 2007 as compared to $223.6 million for the same period in 2006 primarily due to a $4.32 billion increase in the average balance of first mortgage loans, which reflected our continued emphasis on the growth of our mortgage loan portfolio. The increase in mortgage loan income was also due to a 12 basis point increase in the weighted-average yield to 5.67%, reflecting the origination and purchase of mortgage loans during the period of rising interest rates in 2007.
For the six months ended June 30, 2007, interest and fees on mortgage loans increased $126.7 million to $559.5 million as compared to $432.8 million for the six months ended June 30, 2006 primarily due to a $4.09 billion increase in the average balance of first mortgage loans. The increase in interest income on mortgage loans was also due to a 14 basis point increase in the weighted-average yield to 5.67%.
Interest on mortgage-backed securities increased $46.0 million to $136.4 million for the second quarter of 2007 as compared to $90.4 million for the second quarter of 2006. This increase was due primarily to a $2.91 billion increase in the average balance of mortgage-backed securities during the second quarter of 2007 as compared to the second quarter of 2006, and a 45 basis point increase in the weighted-average yield to 5.11%.
Interest on mortgage-backed securities increased $88.0 million to $260.2 million for the six months ended June 30, 2007 as compared to $172.2 million for the six months ended June 30, 2006. This increase was due primarily to a $2.78 billion increase in the average balance of mortgage-backed securities during the first six months of 2007 as compared to the first six months of 2006, and a 47 basis point increase in the weighted-average yield to 5.08%.
The increases in the average balances of mortgage-backed securities were due to purchases of variable-rate mortgage-backed securities as part of our interest rate risk management strategy. Since our primary lending activities are the origination and purchase of fixed rate mortgage loans, the purchase of variable-rate mortgage-backed securities provides us with an asset that reduces our exposure to interest rate fluctuations while providing a source of cash flow from monthly principal and interest payments. The increase in the weighted average yields on mortgage-backed securities is a result of the purchase of new securities at higher rates than the existing portfolio as well as the repricing of securities in the existing portfolio.
Total interest expense for the three months ended June 30, 2007 increased $123.2 million, or 53.4%, to $353.8 million as compared to $230.6 million for the three months ended June 30, 2006. This increase was primarily due to an $8.22 billion, or 33.2%, increase in the average balance of total interest-bearing liabilities to $33.00 billion for the quarter ended June 30, 2007 compared with $24.78 billion for the second quarter of 2006. This increase in interest-bearing liabilities was primarily used to fund asset growth. The increase in total interest expense was also due to a 57 basis point increase in the weighted-average cost of total interest-bearing liabilities to 4.30% for the quarter ended June 30, 2007 compared with 3.73% for the quarter ended June 30, 2006.
Total interest expense for the six months ended June 30, 2007 increased $244.4 million, or 56.5%, to $677.0 million as compared to $432.6 million for the six months ended June 30, 2006. This increase was primarily due to a $7.97 billion, or 33.4%, increase in the average balance of total interest-bearing liabilities to $31.89 billion for the six months ended June 30, 2007 compared with $23.92 billion for the corresponding period in 2006. The increase in total interest expense was also due to a 63 basis point increase in the weighted-average cost of total interest-bearing liabilities to 4.28% for the six months ended June 30, 2007 compared with 3.65% for the six months ended June 30, 2006.
The increase in the average cost of interest-bearing liabilities for the three- and six-month periods in 2007 reflected higher short-term interest rates as compared to the same periods in 2006, which affects both our deposits and borrowed funds. We have also experienced a very competitive environment for deposits and a shift within our deposits to higher costing short-term time deposits.
Interest expense on deposits increased $48.0 million to $146.4 million for the second quarter of 2007 as compared to $98.4 million for the second quarter of 2006. This increase is due primarily to a $2.32 billion increase in the average balance of interest-bearing deposits to $13.43 billion during the second quarter of 2007 quarter as compared to the comparable period in 2006. In addition, the average cost of interest-bearing deposits increased 82 basis points to 4.37% for the 2007 quarter as compared to 3.55% for the 2006 quarter.
For the six months ended June 30, 2007, interest expense on deposits increased $100.6 million to $288.4 million as compared to $187.8 million for the six months ended June 30, 2006. This increase is due primarily to a $2.26 billion increase in the average balance of interest-bearing deposits to $13.30 billion during the first six months of 2007 as compared to $11.04 billion for the first six months of 2006. In addition, the average cost of interest-bearing deposits increased 94 basis points to 4.37% for the six months ended June 30, 2007 as compared to 3.43% for the corresponding period in 2006.
The increases in the average balance of interest-bearing deposits reflects our growth strategy and includes deposits from the 21 branches added to our branch network during 2006 as well as deposit growth in existing branches. The increase in the average cost of deposits for the three- and six-month periods reflected a very competitive environment for deposits and the shift within our deposits to higher costing short-term time deposits.
Interest expense on borrowed funds increased $75.3 million to $207.4 million for the second quarter of 2007 as compared to $132.1 million for the second quarter of 2006 primarily due to a $5.90 billion increase in the average balance of borrowed funds and a 37 basis point increase in the weighted-average cost of borrowed funds to 4.25%.
Interest expense on borrowed funds increased $143.8 million to $388.6 million for the six months ended June 30, 2007 as compared to $244.8 million the six months ended June 30, 2006 primarily due to a $5.71 billion increase in the average balance of borrowed funds and a 39 basis point increase in the weighted-average cost of borrowed funds to 4.22%.

Borrowed funds were primarily used to fund the growth in interest-earning assets. The increase in the average cost of borrowed funds reflected new borrowings with a higher interest rate than existing borrowings and borrowings that were called.
The provision for loan losses amounted to $500,000 for the quarter ended June 30, 2007 (none for the quarter ended June 30, 2006). The provision for loan losses amounted to $800,000 for the six months ended June 30, 2007 (none for the comparable period in 2006). The allowance for loan losses amounted to $31.5 million and $30.6 million at June 30, 2007 and December 31, 2006 respectively. We recorded net recoveries of $31,000 for the six months ended June 30, 2007 as compared to net recoveries of $2,000 for the first six months of 2006. The allowance for loan losses as a percent of total loans was 0.14% at June 30, 2007 compared with 0.16% at December 31, 2006. The ratio of the allowance for loan losses to non-performing loans was 81.81% at June 30, 2007 compared with 102.09% at December 31, 2006. Non-performing loans, defined as non-accruing loans and accruing loans delinquent 90 days or more, amounted to $38.5 million at June 30, 2007 and $30.0 million at December 31, 2006. The ratio of non-performing loans to total loans was 0.18% at June 30, 2007 compared with 0.16% at December 31, 2006.
Total non-interest income was $1.8 million for the second quarter of 2007 compared with $1.5 million for the second quarter of 2006. Total non-interest income for the six months ended June 30, 2007 was $3.4 million compared with $2.7 million for the comparable period in 2006. The increase in non-interest income is primarily due to an increase in service charges on deposits as a result of deposit account growth.
Total non-interest expense increased $2.4 million, or 6.2%, to $40.9 million for the three months ended June 30, 2007 from $38.5 million for the three months ended June 30, 2006. The increase is primarily due to a $1.5 million increase in net occupancy expense, a $421,000 increase in compensation and benefits and a $401,000 increase in other non-interest expense. Total non-interest expense for the six months ended June 30, 2007 was $82.0 million compared with $76.8 million during the corresponding 2006 period. The increase is primarily due to a $3.2 million increase in net occupancy expense and a $2.1 million increase in other non-interest expense. The increase in net occupancy expense and other non-interest expense is primarily the result of our branch expansion, including the addition of 14 branches from the Sound Federal acquisition in July 2006 as well as growth in the existing franchise.
Our efficiency ratio was 25.62% for the three months ended June 30, 2007 as compared to 24.84% for the three months ended June 30, 2006. Our ratio of non-interest expense to average total assets for the second quarter of 2007 was 0.42% as compared to 0.50% for the second quarter of 2006. Our efficiency ratio for the six months ended June 30, 2007 was 25.82% compared with 24.46% for the corresponding 2006 period. Our ratio of non-interest expense to average total assets for the six months ended June 30, 2007 was 0.44% compared with 0.52% for the corresponding period in 2006.
Income tax expense amounted to $45.5 million for the three months ended June 30, 2007 compared with $43.4 million for the corresponding period in 2006. Our effective tax rate for the three months ended June 30, 2007 was 38.48% compared with 37.21% for the corresponding period in 2006. Income tax expense for the six months ended June 30, 2007 was $90.8 million compared with $88.8 million for the corresponding 2006 period. Our effective tax rate for the six months ended June 30, 2007 was 38.69% compared with 37.44% for the six months ended June 30, 2006. The increase in the effective tax rate was due primarily to a change in the New Jersey tax code that eliminated the dividends received deduction for dividends paid by our real estate investment trust subsidiary to its parent company.
Hudson City Bancorp maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank, a well-established community financial institution serving its customers since 1868, is ranked in the top fifty U.S. financial institutions by asset size and is the largest thrift institution headquartered in New Jersey. Hudson City Savings currently operates a total of 116 branch offices in the New York metropolitan area.
Forward-Looking Statements
This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp. Any or all of the forward-looking statements in this release and in any other public statements made by Hudson City may turn out to be wrong. They can be affected by inaccurate assumptions Hudson City might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Hudson City does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.
TABLES FOLLOW
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Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Financial Condition

	June 30,	December 31,
	2007	2006
(In thousands except share and per share amounts)	(unaudited)
Assets:
Cash and due from banks	$119,530	$125,630
Federal funds sold	84,077	56,616

Total cash and cash equivalents	203,607	182,246
Securities available for sale:
Mortgage-backed securities	2,071,133	2,404,421
Investment securities	3,782,151	4,379,615
Securities held to maturity:
Mortgage-backed securities	9,028,614	6,925,210
Investment securities	1,533,978	1,533,969

Total securities	16,415,876	15,243,215
Loans	21,894,961	19,083,617
Deferred loan costs	24,622	16,159
Allowance for loan losses	(31,457)	(30,625)

Net loans	21,888,126	19,069,151
Federal Home Loan Bank of New York stock	601,976	445,006
Foreclosed real estate, net	3,699	3,161
Accrued interest receivable	222,480	194,229
Banking premises and equipment, net	76,209	73,929
Goodwill	151,972	150,831
Other assets	127,490	144,813

Total Assets	$39,691,435	$35,506,581

Liabilities and Stockholders’ Equity:
Deposits:
Interest-bearing	$13,609,629	$12,917,286
Noninterest-bearing	580,881	498,301

Total deposits	14,190,510	13,415,587
Repurchase agreements	10,516,000	8,923,000
Federal Home Loan Bank of New York advances	10,150,000	8,050,000

Total borrowed funds	20,666,000	16,973,000
Accrued expenses and other liabilities	181,778	187,738

Total liabilities	35,038,288	30,576,325

Common stock, $0.01 par value, 3,200,000,000 shares authorized; 741,466,555 shares issued; 531,829,695 shares outstanding at June 30, 2007 and 557,787,921 shares outstanding at December 31, 2006	7,415	7,415
Additional paid-in capital	4,566,324	4,553,614
Retained earnings	1,935,611	1,877,840
Treasury stock, at cost; 209,636,860 shares at June 30, 2007 and 183,678,634 shares at December 31, 2006	(1,582,271)	(1,230,793)
Unallocated common stock held by the employee stock ownership plan	(225,254)	(228,257)
Accumulated other comprehensive loss, net of tax	(48,678)	(49,563)

Total stockholders’ equity	4,653,147	4,930,256

Total Liabilities and Stockholders’ Equity	$39,691,435	$35,506,581

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Income
(Unaudited)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
	(In thousands, except per share data)
Interest and Dividend Income:
First mortgage loans	$289,772	$223,632	$559,454	$432,819
Consumer and other loans	7,078	3,883	13,970	7,397
Mortgage-backed securities held to maturity	109,563	60,163	205,080	113,785
Mortgage-backed securities available for sale	26,805	30,255	55,096	58,416
Investment securities held to maturity	18,630	18,632	37,243	37,263
Investment securities available for sale	48,351	42,841	99,186	85,398
Dividends on Federal Home Loan Bank of New York stock	8,747	3,209	16,219	5,717
Federal funds sold	2,548	1,525	4,893	3,033

Total interest and dividend income	511,494	384,140	991,141	743,828

Interest Expense:
Deposits	146,432	98,408	288,395	187,772
Borrowed funds	207,404	132,143	388,634	244,788

Total interest expense	353,836	230,551	677,029	432,560

Net interest income	157,658	153,589	314,112	311,268
Provision for Loan Losses	500	—	800	—

Net interest income after provision for loan losses	157,158	153,589	313,312	311,268

Non-Interest Income:
Service charges and other income	1,823	1,451	3,373	2,715
Gains on securities transactions, net	—	4	—	4

Total non-interest income	1,823	1,455	3,373	2,719

Non-Interest Expense:
Compensation and employee benefits	25,812	25,391	51,560	51,743
Net occupancy expense	7,070	5,598	14,279	11,110
Federal deposit insurance assessment	447	402	888	826
Computer and related services	715	702	1,381	1,299
Other expense	6,823	6,422	13,856	11,822

Total non-interest expense	40,867	38,515	81,964	76,800

Income before income tax expense	118,114	116,529	234,721	237,187
Income Tax Expense	45,450	43,361	90,814	88,791

Net income	$72,664	$73,168	$143,907	$148,396

Basic Earnings Per Share	$0.14	$0.14	$0.28	$0.27

Diluted Earnings Per Share	$0.14	$0.13	$0.28	$0.27

Weighted Average Number of Common Shares Outstanding:
Basic	504,902,448	539,678,609	511,622,385	544,292,209
Diluted	514,998,167	552,077,216	522,157,901	556,622,424

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Average Balance Sheets
(Unaudited)

	For the Three Months Ended June 30,
	2007				2006
			Average				Average
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
	(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$20,437,687	$289,772	5.67%		$16,120,819	$223,632	5.55%
Consumer and other loans	428,474	7,078	6.61		261,948	3,883	5.93
Federal funds sold	195,085	2,548	5.24		129,132	1,525	4.74
Mortgage-backed securities at amortized cost	10,673,572	136,368	5.11		7,764,976	90,418	4.66
Federal Home Loan Bank stock	567,694	8,747	6.16		320,724	3,209	4.00
Investment securities, at amortized cost	5,615,664	66,981	4.77		5,602,907	61,473	4.39

Total interest-earning assets	37,918,176	511,494	5.40		30,200,506	384,140	5.09

Noninterest-earnings assets	607,385				309,918

Total Assets	$38,525,561				$30,510,424

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$790,499	1,639	0.83		$768,446	1,894	0.99
Interest-bearing transaction accounts	1,878,714	15,799	3.37		2,908,015	24,363	3.36
Money market accounts	1,019,661	9,836	3.87		637,811	4,458	2.80
Time deposits	9,736,187	119,158	4.91		6,789,930	67,693	4.00

Total interest-bearing deposits	13,425,061	146,432	4.37		11,104,202	98,408	3.55

Repurchase agreements	9,383,033	98,186	4.20		8,259,341	76,574	3.72
Federal Home Loan Bank of New York advances	10,191,209	109,218	4.30		5,414,286	55,569	4.12

Total borrowed funds	19,574,242	207,404	4.25		13,673,627	132,143	3.88

Total interest-bearing liabilities	32,999,303	353,836	4.30		24,777,829	230,551	3.73

Noninterest-bearing liabilities:
Noninterest-bearing deposits	527,819				458,355
Other noninterest-bearing liabilities	205,159				190,545

Total noninterest-bearing liabilities	732,978				648,900

Total liabilities	33,732,281				25,426,729
Stockholders’ equity	4,793,280				5,083,695

Total Liabilities and Stockholders’ Equity	$38,525,561				$30,510,424

Net interest income/net interest rate spread (2)		$157,658	1.10%			$153,589	1.36%

Net interest-earning assets/net interest margin (3)	$4,918,873		1.65%		$5,422,677		2.03%

Ratio of interest-earning assets to interest-bearing liabilities			1.15	x			1.22	x

(1)	Amount includes deferred loan costs and non-performing loans and is net of the allowance for loan losses.

(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.

(3)	Determined by dividing annualized net interest income by total average interest-earning assets.

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Average Balance Sheets
(Unaudited)

	For the Six Months Ended June 30,
	2007				2006
			Average				Average
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
	(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$19,731,035	$559,454	5.67%		$15,644,241	$432,819	5.53%
Consumer and other loans	426,018	13,970	6.56		252,321	7,397	5.86
Federal funds sold	187,396	4,893	5.27		134,582	3,033	4.54
Mortgage-backed securities at amortized cost	10,239,739	260,176	5.08		7,463,089	172,201	4.61
Federal Home Loan Bank stock	520,601	16,219	6.23		284,523	5,717	4.02
Investment securities, at amortized cost	5,764,587	136,429	4.73		5,597,919	122,661	4.38

Total interest-earning assets	36,869,376	991,141	5.38		29,376,675	743,828	5.06

Noninterest-earnings assets	596,273				308,618

Total Assets	$37,465,649				$29,685,293

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$794,209	3,468	0.88		$782,286	3,837	0.99
Interest-bearing transaction accounts	1,945,341	32,516	3.37		3,155,099	52,444	3.35
Money market accounts	977,515	17,992	3.71		532,804	6,451	2.44
Time deposits	9,584,729	234,419	4.93		6,568,518	125,040	3.84

Total interest-bearing deposits	13,301,794	288,395	4.37		11,038,707	187,772	3.43

Repurchase agreements	9,153,243	187,617	4.13		8,204,696	150,402	3.70
Federal Home Loan Bank of New York advances	9,436,740	201,017	4.30		4,672,459	94,386	4.07

Total borrowed funds	18,589,983	388,634	4.22		12,877,155	244,788	3.83

Total interest-bearing liabilities	31,891,777	677,029	4.28		23,915,862	432,560	3.65

Noninterest-bearing liabilities:
Noninterest-bearing deposits	507,294				448,328
Other noninterest-bearing liabilities	213,065				184,831

Total noninterest-bearing liabilities	720,359				633,159

Total liabilities	32,612,136				24,549,021
Stockholders’ equity	4,853,513				5,136,272

Total Liabilities and Stockholders’ Equity	$37,465,649				$29,685,293

Net interest income/net interest rate spread (2)		$314,112	1.10%			$311,268	1.41%

Net interest-earning assets/net interest margin (3)	$4,977,599		1.67%		$5,460,813		2.09%

Ratio of interest-earning assets to interest-bearing liabilities			1.16	x			1.23	x

(1)	Amount includes deferred loan costs and non-performing loans and is net of the allowance for loan losses.

(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.

(3)	Determined by dividing annualized net interest income by total average interest-earning assets.

Hudson City Bancorp, Inc. and Subsidiary
Other Financial Data
(Unaudited)

	At or for the Quarter Ended
	June 30, 2007	March 31, 2007	Dec. 31, 2006	Sept. 30, 2006	June 30, 2006
	(Dollars in thousands, except per share data)
Net interest income	$157,658	$156,454	$148,837	$153,128	$153,589
Provision for loan losses	500	300	—	—	—
Non-interest income	1,823	1,550	1,903	1,669	1,455
Non-interest expense:
Compensation and employee benefits	25,812	25,748	25,067	26,633	25,391
Net occupancy expense	7,070	7,209	7,386	6,519	5,598
Other non-interest expense	7,985	8,140	9,114	7,436	7,526

Total non-interest expense	40,867	41,097	41,567	40,588	38,515

Income before income tax expense	118,114	116,607	109,173	114,209	116,529
Income tax expense	45,450	45,364	39,961	43,238	43,361

Net income	$72,664	$71,243	$69,212	$70,971	$73,168

Total assets	$39,691,435	$37,465,150	$35,506,581	$33,638,004	$31,329,322
Loans, net	21,888,126	20,254,880	19,069,151	18,276,303	16,954,111
Mortgage-backed securities
Available for sale	2,071,133	2,273,874	2,404,421	2,575,038	2,703,212
Held to maturity	9,028,614	8,086,955	6,925,210	5,873,952	5,241,004
Other securities
Available for sale	3,782,151	4,117,442	4,379,615	4,127,179	3,979,207
Held to maturity	1,533,978	1,533,978	1,533,969	1,533,971	1,533,969
Deposits	14,190,510	13,914,315	13,415,587	12,807,077	11,613,829
Borrowings	20,666,000	18,516,000	16,973,000	15,648,000	14,550,000
Stockholders’ equity	4,653,147	4,831,052	4,930,256	5,002,242	4,998,655

Performance Data:
Return on average assets (1)	0.75%	0.78%	0.80%	0.87%	0.96%
Return on average equity (1)	6.06%	5.80%	5.55%	5.69%	5.76%
Net interest rate spread (1)	1.10%	1.10%	1.16%	1.30%	1.36%
Net interest margin (1)	1.65%	1.70%	1.78%	1.93%	2.03%
Non-interest expense to average assets	0.42%	0.45%	0.48%	0.50%	0.50%
Efficiency ratio (2)	25.62%	26.01%	27.58%	26.22%	24.84%
Dividend payout ratio	57.14%	57.14%	57.69%	57.69%	53.57%
Per Common Share Data:
Basic earnings per common share	$0.14	$0.14	$0.13	$0.13	$0.14
Diluted earnings per common share	$0.14	$0.13	$0.13	$0.13	$0.13
Book value per share (3)	$9.39	$9.47	$9.45	$9.47	$9.36
Tangible book value per share (3)	$9.06	$9.15	$9.13	$9.19	$9.36
Dividends per share	$0.080	$0.080	$0.075	$0.075	$0.075

Capital Ratios:
Equity to total assets (consolidated)	11.72%	12.89%	13.89%	14.87%	15.96%
Tier 1 leverage capital (Bank)	10.18%	10.75%	11.30%	11.92%	13.20%
Total risk-based capital	27.50%	28.93%	30.99%	32.66%	36.71%

Other Data:
Full-time equivalent employees	1,298	1,272	1,272	1,252	1,151
Number of branch offices	115	111	111	110	94

Asset Quality Data:
Total non-performing loans	$38,452	$34,205	$29,998	$26,354	$18,206
Total non-performing assets	$42,151	$36,830	$33,159	$28,090	$19,891
Non-performing loans to total loans	0.18%	0.17%	0.16%	0.14%	0.11%
Non-performing assets to total assets	0.11%	0.10%	0.09%	0.08%	0.06%
Allowance for loan losses to non-performing loans	81.81%	90.61%	102.09%	103.93%	150.45%
Allowance for loan losses to total loans	0.14%	0.15%	0.16%	0.15%	0.16%

(1)	Ratios are annualized.

(2)	Computed by dividing non-interest expense by the sum of net interest income and non-interest income.

(3)	Computed based on total common shares issued, less treasury shares, unallocated ESOP shares and unvested stock awards. Tangible book value excludes goodwill and other intangible assets.

Hudson City Bancorp, Inc. and Subsidiary
Book Value Calculations

June 30,
2007
(In thousands, except share and per share amounts)
Stockholders’ equity	$4,653,147
Goodwill and other intangible assets	(163,410)

Tangible stockholders’ equity	$4,489,737

Book Value Share Computation:
Issued	741,466,555
Treasury shares	(209,636,860)

Shares outstanding	531,829,695
Unallocated ESOP shares	(36,081,925)
Unvested RRP shares	(319,044)
Shares in trust	(23,494)

Book value shares	495,405,232

Book value per share	$9.39

Tangible book value per share	$9.06

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